As filed with the Securities and Exchange Commission on December 22, 2009.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

ORAMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0376008
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

Hi-Tech Park, 2/5 Givat Ram, PO Box 39098, Jerusalem ,Israel	91390
(Address of principal executive offices)	(Zip Code)

2006 Stock Option Plan
2008 Stock Incentive Plan
Non-plan employee options
(Full title of the plan)

The Corporation Trust Company of Nevada
6100 Neil Road, Suite 500, Reno, Nevada, U.S.A., 89511
(Name and address of agent for service)

(800) 624-0909
(Telephone number, including area code, of agent for service)

Copy to:
Eliezer M. Helfgott, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York  10174

Indicate by check mark whether the registrant is large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐
(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.001 per value per share	1,900,000	(2)	$0.41	(7)	$779,000	$55.54

Common stock, $0.001 per value per share	1,100,000	(3)	$0.41	(7)	$451,000	$32.16

Common stock, $0.001 per value per share	3,470,000	(4)	$0.41	(7)	$1,422,700	$101.44

Common stock, $0.001 per value per share	4,530,000	(5)	$0.41	(7)	$1,857,300	$132.43

Common stock, $0.001 per value per share	3,361,360	(6)	$0.001		$3,361.3	$0.24

Total:	14,361,360				$4,513,361.36	$321.81

 (1) Pursuant to Rule 416(a) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares issuable to certain employees and consultants of the registrant upon exercise of options granted under the registrant’s 2006 Stock Option Plan.

(3) Represents shares reserved for issuance upon the exercise of options that may be granted under the registrant’s 2006 Stock Option Plan.

(4) Represents shares issuable to certain employees and consultants of the registrant upon exercise of options granted under the registrant’s 2008 Stock Incentive Plan.

(5) Represents shares reserved for issuance upon the exercise of options that may be granted under the registrant’s 2008 Stock Incentive Plan.

(6) Represents shares issuable to Dr. Miriam Kidron upon the exercise by Dr. Kidron of options granted pursuant to the terms of the letter agreement, dated February 17, 2006, between the registrant (as Integrated Security Technologies, Inc.) and Hadasit Medical Research Services and Development Ltd. at an exercise price of $0.001 per share.

(7) Estimated solely for purposes of  calculating the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the bid and asked prices for the registrant’s common stock on the Over-the-Counter Bulletin Board for the five days prior to the date hereof.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Oramed Pharmaceuticals, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) are herein incorporated by reference:

1.           The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2.           The description of the Company’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 29, 2003.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or executive officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

 Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Option Certificate, dated December 13, 2009 issued to Miriam Kidron

5.1	Opinion of Snell & Wilmer LLP

10.1	Stock Option Plan dated October 15, 2006 (incorporated by reference from the registrant’s current report on Form 8-K filed on November 28, 2006).

10.2	Stock Option Agreement dated November 23, 2006 (incorporated by reference from the registrant’s current report on Form 8-K filed on November 28, 2006).

10.3	Oramed Pharmaceuticals Inc. 2008 Stock Incentive Plan (incorporated by reference from the registrant’s current report on Form 8-K filed on July 2, 2008)

10.4	Form of Notice of Stock Option Award and Stock Option Award Agreement (incorporated by reference from the registrant’s current report on Form 8-K filed on July 2, 2008).

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Snell & Wilmer LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement ;  and

     (iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel, on December 21,  2009.

ORAMED PHARMACEUTICALS, INC.

By:	/s/ Nadav Kidron
Nadav Kidron, President and Chief Executive Officer

Each person whose signature appears below authorizes each of Nadav Kidron and Yifat Zommer, or either of them acting individually, as his or her  true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Oramed Pharmaceuticals, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadav Kidron	President, Chief Executive Officer and	December 21, 2009
Nadav Kidron	Director (Principal Executive Officer)

/s/ Yifat Zommer	Chief Financial Officer (Principal	December 21, 2009
Yifat Zommer	Financial and Accounting Officer)

/s/ Miriam Kidron	Chief Medical and Technology Officer	December 21, 2009
Miriam Kidron	and Director

/s/ Leonard Sank	Director	December 21, 2009
Leonard Sank

/s/ Harold Jacob	Director and member of the Scientific	December 21, 2009
Harold Jacob	Advisory Board

Exhibit Index

Exhibit No.	Description

4.1	Option Certificate, dated December 13, 2009, issued to Miriam Kidron

5.1	Opinion of Snell & Wilmer LLP

10.1	Stock Option Plan dated October 15, 2006 (incorporated by reference from the registrant’s current report on Form 8-K filed on November 28, 2006).

10.2	Stock Option Agreement dated November 23, 2006 (incorporated by reference from the registrant’s current report on Form 8-K filed on November 28, 2006).

10.3	Oramed Pharmaceuticals Inc. 2008 Stock Incentive Plan (incorporated by reference from the registrant’s current report on Form 8-K filed on July 2, 2008)

10.4	Form of Notice of Stock Option Award and Stock Option Award Agreement (incorporated by reference from the registrant’s current report on Form 8-K filed on July 2, 2008).

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Snell & Wilmer LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)